Exhibit 99.1

Contact:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
For Immediate Release
Penford Announces Flood Effects
CENTENNIAL, CO, June 13, 2008 — Penford Corporation (Nasdaq: PENX), announced today that the Cedar Rapids, IA plant owned and operated by its principal subsidiary, Penford Products Co., has been temporarily shut down due to record flooding of the Cedar River and mandatory evacuation of the plant and surrounding areas. The plant produces starch and ethanol products and accounts for approximately 55% of the revenues of Penford Corporation.
The facility was shut down on June 12, 2008 and all employees safely evacuated. Management personnel have been relocated to a temporary off-site location and are actively responding to developments.
The Company expects that operations at the plant will resume after the flooding subsides, a damage assessment is made and any necessary repairs are completed. The Company is not presently able to estimate when that will occur.
The Company is also currently unable to provide an estimate of damage to the plant. The Company maintains flood and property damage, including business interruption, insurance coverage applicable to the plant and has notified its insurers.
The Company is notifying customers and will be actively working with them to minimize supply disruptions.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for a variety of food and industrial applications. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings made by the Company with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the ethanol facility; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.